Exhibit 23.3

Consent of Independent Auditor

American Residential Properties, Inc.

Scottsdale, Arizona

We consent to the incorporation by reference in the Registration Statement (Form S-8) of American Residential Properties, Inc. of our report dated April 18, 2013, for the audit of the Statement of Revenues and Certain Expenses of Empire Arizona Properties.

Certified Public Accountants

Phoenix, Arizona

May 10, 2013